Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

March 17, 2011

Caesars Entertainment Corporation

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Re: Registration Statement on Form S-4 of Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) of Caesars Entertainment Corporation, a Delaware corporation (the “Parent Guarantor”), and Caesars Entertainment Operating Company, Inc., a Delaware corporation (the “Issuer”), in connection with the Issuer’s offer to exchange up to $750,000,000 aggregate principal amount of the Issuer’s 12 3/4% Second-Priority Senior Secured Notes due 2018 (the “Exchange Notes”) and the guarantee (the “Guarantee”) of the Exchange Notes by the Parent Guarantor, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Company’s outstanding 12 3/4% Second-Priority Senior Secured Notes due 2018 (the “Original Notes”).

We have acted as counsel to the Issuer in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Exchange Notes and the Guarantee of the Parent Guarantor have been duly authorized by all necessary corporate action on the part of the Issuer and the Parent Guarantor, as applicable; and

2.

Upon the acceptance for exchange of the Original Notes and the delivery of the Exchange Notes in exchange for the Original Notes in accordance with the Prospectus constituting part of the Registration Statement and the Letter of Transmittal (filed as Exhibit 99.1 to the Registration Statement), and upon the authentication of the certificates representing the Exchange Notes by a duly authorized signatory of the Trustee, the Exchange Notes and the Guarantee will be the legally valid and binding obligations of the Issuer and the Parent Guarantor, as applicable, enforceable against the Issuer and the Parent Guarantor in

O’MELVENY & MYERS LLP

March 17, 2011 - Page 2

accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion letter is limited to the present federal law of the United States, the present law of the state of New York and the present Delaware General Corporation Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP